SERVICING AGREEMENT

THIS SERVICING AGREEMENT (this “Agreement”) is made and entered into as of the ______, 2017 (the “Effective Date”), by and between AIP ALTERNATIVE LENDING FUND A, a Delaware trust (the “ Master Fund”), AIP ALTERNATIVE LENDING FUND P, a Delaware trust (the “Feeder Fund”) (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Funds are registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a non-diversified, closed-end management investment company and shares of the Funds are registered under the Securities Act of 1933, as amended (the “1933 Act” and together with the 1940 Act, the “Acts”); and

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Funds desire to retain USBFS to provide fund administration services to the Funds.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                  Appointment of USBFS as Administrator

The Funds hereby appoint USBFS as administrator and fund accountant of the Funds on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.                  Services and Duties of USBFS

USBFS shall provide the following administration services to the Funds:

a.     Prepare reports for the Board of Trustees based on request information by the Fund.

b.     Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings as request by the Fund.

(1)           Audits:

a.     For the annual Fund audit, prepare appropriate schedules and materials, provide requested information to the independent auditors and facilitate the audit process.

b.     For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agency and facilitate the audit process.

c.     For all audits, provide office facilities, as needed.

(2)           Assist with overall operations of the Fund.

(3)           Pay Fund expenses upon written authorization from the Fund.

(4)           Keep the Fund’s governing documents, including its charter, bylaws but only to the extent such documents are provided to USBFS by the Fund or its representatives for safe keeping.

A.            Compliance:

(1)           Regulatory Compliance:

a.     Monitor compliance with the Acts’ requirements, including:

(i)         Asset and diversification tests.

(ii)         Total return and SEC yield calculations.

(iii)        Documents held by USBFS, maintenance of books and records pursuant to Section 31 of the 1940 Act and the rules thereunder.

(iv)        Code of ethics requirements pursuant to Rule 17j-1 under the 1940 Act for the disinterested Trustees.

b.     Monitor Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.     Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with: (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Fund provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.     Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

e.     In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Fund’s Chief Compliance Officer with reasonable access to Fund records held by USBFS relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Fund.

f.      During the terms of this Agreement and upon the Fund’s reasonable request at a mutually agreeable time, authorized representatives of the Fund may conduct periodic site visits of Fund Administration facilities and inspect related records and procedures solely as it pertains to the fund accounting services for the Fund under or pursuant to this Agreement.

(2)           SEC Registration and Reporting:

a.     Assist Fund counsel in annual update of the Registration Statement and in preparation of proxy statements and information statements, as requested by the Fund.

b.     Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices.  As requested by the Fund, prepare and file Form N-PX, Form N-CEN and Form N-Port.

c.     Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.     File periodic tender offer statements und Rule 13e-4

(3)           IRS Compliance:

a.     Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)         Diversification requirements.

(ii)         Qualifying income requirements.

(iii)        Distribution requirements.

b.     Calculate required distributions (including excise tax distributions).

B.            Financial Reporting:

(1)           Provide financial data required by the Prospectus and SAI.

(2)           Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent registered public accounting firm.

(3)           Coordinate with the Fund’s custodians and fund accountants, the Fund’s adviser, and he adviser’s data providers, in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

2

(4)           Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.

(5)           Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of any adjustments expected to materially affect the Fund’s expense ratio.

(6)           Prepare financial statements, which include, without limitation, the following items:

a.   Statement of Cash Flows (if applicable).

b.   Schedule of Investments.

c.   Statement of Assets and Liabilities.

d.   Statement of Operations.

e.   Statement of Changes in Net Assets.

f.    Financial Highlights.

g.   Notes to the Financial Statements.

(7)        Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries, if applicable.

C.            Tax Reporting:

(1)           Prepare and file on behalf of Fund management Form 1099 MISC Forms for payments to disinterested Trustees and other qualifying service providers.

(2)           Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

3.                  Portfolio Accounting

A.            Portfolio Accounting Services

(1)                 Maintain portfolio records on a trade date+1 basis using security trade and lending platform information communicated from the Fund’s investment adviser and communication by lending platform at individual loan trade level.  For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Fund (the “Board of Trustees”) and apply those prices to the portfolio positions.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities and such fair values shall be provided to USBFS and USBFS shall apply those fair values to the relevant portfolio positions.

(2)                Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(3)                Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(4)               On a daily basis, reconcile cash of the Fund with each of the Fund’s custodians.

(5)                Reconcile daily loan holdings of the Fund with each loan platforms providers’ data, if provided to USBFS, and Fund’s custodian records of all loans held under custody by the Fund’s custodian.

(6)        On a monthly basis, reconcile loan valuation provided by the Fund’s valuation agent received by USBFS against Fund’s portfolio valuation record to insure it is accurately recorded in the Fund.

(7)        Transmit a copy of the portfolio valuation to the Fund’s investment adviser monthly or as needed on ad-hoc basis.

(8)        Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.            Expense Accrual and Payment Services:

3

(1)           For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)           Process and record payments for Fund expenses upon receipt of written authorization from the Fund.

(3)           Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Fund on a periodic review basis

(4)           Provide expense accrual for approval and payment reporting.

C.          Fund Valuation and Financial Reporting Services:

(1)               Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)               Determine net investment income (earnings) for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)                Determine the net asset value of the Fund according to the Fund’s policies and procedures.

(4)                Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the Fund.

(5)               Communicate to the Fund, at an agreed upon time in the service operating guideline, the per share net asset value for each valuation date.

(6)               Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(7)               Prepare monthly security transactions listings.

D.            Tax Accounting Services:

(1)                Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)                Maintain tax lot detail for the Fund’s investment portfolio.

(3)               Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

(4)               Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

(5)               Provide the required security information to the Fund and its’Tax provider agent on specific to loan purchase, transaction and modification.

E.            Compliance Control Services:

(1)                Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Fund, the Securities and Exchange Commission (the “SEC”), and the Fund’s independent registered public accounting firm.

(2)                Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)                Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder., Cooperate with the Fund’s independent registered public accounting firm and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such firm for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of its examination.

4

(4)                In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Fund’s Chief Compliance Officer with reasonable access to Fund records held by USBFS relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Fund.

4.             Security Valuations

For each valuation date, USBFS shall obtain prices from a pricing source approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBFS with the price of any such security on each valuation date.  All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP or other identifier used, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

When applicable, USBFS is authorized to rely on fair values provided to USBFS by the Fund or its agents without investigation or verification.

5.               Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice by USBFS.

6.             Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement.

7.             Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time).  USBFS shall also be reimbursed for such appropriately documented miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS and necessary in performing its duties hereunder.  The Fund shall pay all such fees and reimbursable expenses within thirty (60) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Fund shall notify USBFS in writing within thirty (60) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBFS shall only be paid out of the assets and property of the Fund.

8.             Representations and Warranties

A.            The Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)        It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)        This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

 (3)       It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

5

(4)        Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

B.            USBFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)        It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)        This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)        It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)       It is not a party to any, and there are no, pending or threatened actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition; there is no statute, rule, regulation, injunction, order,  judgment or decree binding on it and no provision of its charter or bylaws binding it or affecting its properties or assets which would prohibit its execution or performance of this Agreement;

(5)        Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of USBFS or any law or regulation applicable to it; and

 (6)       It is not a party to any contract or under default under any contractual obligations which materially and adversely affects, or is likely to materially and adversely affect, its ability to perform hereunder.

6.         Standard of Care; Indemnification; Limitation of Liability

A.            USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ reasonable control or the failure of the Fund, its agents or service providers (other than USBFS) to provide all required information, except any losses arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder or as a result of acting  in reasonable reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund, as approved by the Board of Trustees of the Fund, or (iii) due to the failure of the Fund, its agents or service providers (other than USBFS) to provide all required information, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its fraud, bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Fund” shall include the Fund’s directors, officers and employees.

6

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergences, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable business continuity, cybersecurity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing functions and equipment.  Representatives of the Fund shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent registered public accounting firms on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.            In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  In the event the indemnitor elects to defend, it shall not settle any claim without indeminitees prior written consent, not to be unreasonably withheld. The indemnitee shall in no case confess any claim or make any compromise or settlement in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent not to be unreasonably withheld.  .

C.            The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.            If USBFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.            It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Fund shall be personally liable hereunder.  All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund, as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

F.            Tax services provided to the Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof.  Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item.  Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS.  USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7

7.         Data Necessary to Perform Services

The Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.         Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) after prior notification to and approval in writing by the Fund, when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

USBFS will provide the Fund with certain copies of third party audit reports (e.g., SSAE 16 or SOC 1) through access to the CCO Portal (limited to two persons) to the extent such reports are available and related to services performed or made available by USBFS under this Agreement.  The Fund acknowledges and agrees that such reports are confidential and that it will not disclose such reports except to its employees and service providers who have a need to know and have agreed to obligations of confidentiality applicable to such reports.

9.         Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

10.        Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to, compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’s services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of ’Trustees’ oversight responsibility with respect thereto.

11.        Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one (1) year.. However, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Subsequent to the end of the one (1) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Trustees. In addition, the Fund may, at any time, immediately terminate this Agreement in the event of: (i) the liquidation or dissolution of the Fund, or (ii) the appointment of conservator or receiver for USBFS or its affiliates by regulatory authorities or upon the happening of any like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

8

12.        Early Termination.

In the absence of: (i) any material breach of this Agreement, (ii) the liquidation or dissolution of the Fund, or (iii) the appointment of a conservator or receiver for USBFS or its affiliates by regulatory authorities or upon the happening of any like event at the direction of an appropriate regulatory agency or court of competent jurisdiction, should the Fund elect to terminate this Agreement prior to the end of the one (1) year term, the Fund agrees to pay the following fees:

a.     all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;

b.     all reasonable fees associated with converting services to a successor service provider;

c.     all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.     all miscellaneous costs associated with a-c above.

13.        Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Fund(except where the termination was a result of a material breach by USBFS) , transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books and records shall be returned to the Fund.

14.        Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBFS, or by USBFS without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Trustees.

15.        Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Acts, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Acts or any rule or order of the SEC thereunder.

16.        No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.        Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.        Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.        Legal-Related Services

9

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice.  The Fund acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund’s behalf.  Because no attorney-client relationship exists between in-house USBFS attorneys and the Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

20.        Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn:  President

and notice to the Fund shall be sent to:

AIP Alternative Lending Fund A

100 Front Street, Suite 400

West Conshohocken, Pennsylvania 19428-2881

Attention: Noel Langlois

21.        Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

AIP ALTERNATIVE LENDING FUND A

By:____________________________

Name:__________________________

Title:___________________________

AIP ALTERNATIVE LENDING FUND P

By:____________________________

Name:__________________________

Title:___________________________

U.S. BANCORP FUND SERVICES, LLC

By:____________________________

Name:

Title:

11

Exhibit A to the Fund Administration Servicing Agreement

Fund Administration & Fund Accounting Services Fee Schedule at ____ 2017

Fund Administration & Fund Accounting

Annual fee based upon average total assets per fund (includes connectivity to up to 3 Loan Servicing platforms)

7 basis points on the first $350 million

6 basis points on the next $400 million

4 basis points on the balance above $750 million

Minimum Annual Fee: $110,000 per fund

Additional Loan Service platforms (above 3) - $10,000 base fee added per loan servicing platform.

Assumes monthly NAV’s, for daily booking and reconciliation of trades on to Geneva, add a base fee of $60,000 annually.

Chief Compliance Officer Support Fee*

▪  $3,000 per year per fund complex

Data Services (when applicable)

Pricing Services

▪  $0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs

▪  $0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

▪  $0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies,  Asset Backed, High Yield

▪  $0.90 – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

▪  $1.00 – Bank Loans

▪  $1.50 – Swaptions

▪  $1.50 – Intraday money market funds pricing, up to 3 times per day

▪  $3.00 – Credit Default Swaps

▪  $500 per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪  $2.00 per Foreign Equity Security per Month

▪  $1.00 per Domestic Equity Security per Month

▪  $2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪  $1 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including  Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average.

Fees are calculated pro rata and billed monthly.

12